  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1998.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              VORNADO REALTY TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     MARYLAND                                           22-1657560
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR         (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                   ORGANIZATION)
                                                                       JOSEPH MACNOW
              PARK 80 WEST, PLAZA II,                             PARK 80 WEST, PLAZA II,
          SADDLE BROOK, NEW JERSEY 07663                      SADDLE BROOK, NEW JERSEY 07663
                  (201) 587-1000                                      (201) 587-1000
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,       (NAME, ADDRESS, INCLUDING ZIP CODE, AND
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL    TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                EXECUTIVE OFFICES)                                       SERVICE)

                            ------------------------
                                   COPIES TO:

                             ALAN SINSHEIMER, ESQ.
                           PATRICIA A. CERUZZI, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED                PROPOSED
                                       AMOUNT TO BE         MAXIMUM AGGREGATE       MAXIMUM AGGREGATE           AMOUNT OF
TITLE OF SHARES TO BE REGISTERED      REGISTERED(1)         PRICE PER SHARE(2)      OFFERING PRICE(2)        REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common shares of beneficial
  interest, par value $0.04 per
  share........................         3,500,000                $31.0625              $108,718,750              $32,073
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on September 17, 1998.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                              VORNADO REALTY TRUST
                           DIVIDEND REINVESTMENT PLAN
                 3,500,000 COMMON SHARES OF BENEFICIAL INTEREST
                           (PAR VALUE $.04 PER SHARE)

                            ------------------------

     Vornado Realty Trust, a Maryland real estate investment trust ("Vornado"), has established the Dividend Reinvestment Plan (the "Plan"). The Plan is designed to provide participants with a convenient and economical method to reinvest all or a portion of their cash distributions in additional common shares of beneficial interest, par value $.04 per share ("Common Shares"), of Vornado. The Plan will be administered by First Union National Bank, or any successor bank or trust company as may from time to time be designated by Vornado (the "Agent").

     The Plan provides holders of record of Common Shares (the "Shareholders") and the limited partners other than Vornado ("Limited Partners") of Vornado Realty L.P., a Delaware limited partnership and a subsidiary of Vornado (the "Operating Partnership"), an opportunity to automatically reinvest all or a portion of their cash distributions received on Common Shares and units of limited partnership interest ("Units") in the Operating Partnership, respectively, in Common Shares.

     The Agent will buy, at Vornado's option, newly issued Common Shares directly from Vornado or Common Shares in the open market or in negotiated transactions with third parties. See "Description of the Plan, Question 11."

     The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "VNO." In order to maintain Vornado's qualification as a real estate investment trust ("REIT") for Federal income tax purposes and for other purposes, Vornado's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), provides that no person may own more than 6.7% of the outstanding Common Shares. Shares owned in excess of such limit shall be deemed "Excess Shares" pursuant to the Declaration of Trust, in which case the holder will lose certain ownership rights with respect to such shares and Vornado will have the right to purchase such Excess Shares from the holder. See "Description of the Common Shares -- Restrictions on Ownership."

                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is September 22, 1998

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VORNADO OR THE OPERATING PARTNERSHIP. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     All references to "Vornado" in this Prospectus shall be deemed to refer to Vornado Realty Trust; all references to the "Operating Partnership" in this Prospectus shall be deemed to refer to Vornado Realty L.P.; and all references to the "Company" in this Prospectus shall be deemed to include Vornado and its consolidated subsidiaries, including the Operating Partnership.

                             AVAILABLE INFORMATION

     Vornado is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Vornado files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Vornado with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and from a web site maintained by the Commission on the World Wide Web that contains reports, proxy and information statements and other information on registrants, such as Vornado, that must file such material with the Commission electronically. The Commission's address on the World Wide Web is "http://www.sec.gov". The Common Shares are listed on the NYSE and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by Vornado with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to Vornado and the Common Shares offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Vornado with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:

          (1) Vornado's Annual Report on Form 10-K (File No. 001-11954) for the fiscal year ended December 31, 1997, as amended by Forms 10-K/A for the fiscal year ended December 31, 1997, filed with the Commission on April 8, 1998 and April 14, 1998;

          (2) Vornado's Quarterly Reports on Form 10-Q (File No. 001-11954) for the quarters ended March 31, 1998 and June 30, 1998, filed with the commission on May 13, 1998 and August 13, 1998, respectively; and

          (3) Vornado's Current Report on Form 8-K (File No. 001-11954), dated December 16, 1997, as amended by Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 26, 1998 and filed with the Commission on January 29, 1998, as amended by Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 29, 1998 and filed with the Commission on January 30, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated November 18, 1997 and filed with the Commission on February 20, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 1, 1998 and filed with the Commission on April 8, 1998, as amended by Form 8-K/A, dated April 1, 1998 and filed with the Commission on April 9, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 9, 1998 and filed with the Commission on April 16, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 22, 1998 and filed with the Commission on April 28, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated June 2, 1998 and filed with the Commission on June 11, 1998, as amended by Form 8-K/A, dated April 20, 1998 and filed with the Commission on July 15, 1998 and Vornado's Current Report on Form 8-K (File No. 001-11954), dated June 2, 1998 and filed with the Commission on August 12, 1998.

     All other documents and reports filed with the Commission by Vornado pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Common Shares shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Vornado will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary of Vornado, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663; telephone (201) 587-1000.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain statements contained herein or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain factors could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a material difference include, but are not limited to, (a) changes in the general economic climate, (b) local conditions such as an oversupply of space or a reduction in demand for real estate in the area, (c) conditions of tenants, (d) competition from other available space, (e) increased operating costs and interest expense, (f) the timing of and costs associated with property improvements, (g) changes in taxation or zoning laws, (h) government regulations, (i) failure of Vornado to continue to qualify as a REIT, (j) availability of financing on acceptable terms, (k) potential liability under environmental or other laws or regulations and (l) general competitive factors. See "Risk Factors."

                     VORNADO AND THE OPERATING PARTNERSHIP

     Vornado is a fully-integrated real estate investment trust organized under the laws of the State of Maryland. In April 1997, Vornado transferred substantially all of its assets to the Operating Partnership. As a result, Vornado now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. Vornado is the sole general partner of, and owned an approximately 92% limited partnership interest in, the Operating Partnership as of August 31, 1998. As of such date, the Operating Partnership owned: (i) 59 shopping center properties in seven states and Puerto Rico containing 12.4 million square feet, including 1.4 million square feet built by tenants on land leased from the Company; (ii) all or portions of 17 office building properties in the New York City metropolitan area (primarily Manhattan) containing 10.1 million square feet; (iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; (iv) approximately 29.3% of the outstanding common stock of Alexander's, which has nine properties in the New York City metropolitan area; (v) a 60% interest in two partnerships that own Americold Corporation and URS Logistics, Inc., which collectively own and operate 104 warehouse facilities with an aggregate of approximately 486 million cubic feet of refrigerated, frozen and dry storage space; (vi) an 80% interest in a hotel containing 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space; (vii) a 15% limited partnership interest in Charles E. Smith Commercial Realty, L.P., a limited partnership which owns interests in and manages approximately 7.2 million square feet of office properties in Crystal City, Arlington, Virginia, a suburb of Washington, D.C., and manages an additional 14 million square feet of office and other commercial properties in the Washington, D.C. area; (viii) the Merchandise Mart and the Apparel Center in Chicago and the Washington Design Center and the Washington Office Center in Washington, D.C., which contain approximately 5.4 million square feet, and a company that manages such properties and trade shows; and (ix) other real estate and investments in mortgages collateralized by various office, restaurant and other retail properties. The Company continually evaluates acquisition and investment opportunities, and expects to make additional acquisitions or investments in the future. There can be no assurance, however, that any of such acquisitions or investments will be completed.

     The executive offices of Vornado and the Operating Partnership are located at Park 80 West, Plaza II, Saddle Brook, N.J. 07663; telephone (201) 587-1000.

                                USE OF PROCEEDS

     Vornado will receive the net proceeds from any sale of Common Shares purchased by the Agent directly from Vornado. Vornado is required by the terms of the limited partnership agreement of the Operating Partnership to contribute the net proceeds from any sale of Common Shares to the Operating Partnership in exchange for Class A Units in the Operating Partnership. Vornado and the Operating Partnership intend to use the net proceeds from the sale of any Common Shares purchased by the Agent directly from Vornado for general corporate purposes, which may include the reduction of indebtedness, investments in, or extensions of credit to, the Company's subsidiaries, the purchase of outstanding equity securities of Vornado or the Operating Partnership, and possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.

     Vornado will not receive any proceeds from purchases of Common Shares by the Agent in the open market or in negotiated transactions with third parties.

                            DESCRIPTION OF THE PLAN

     The following, in question and answer form, are the provisions of the Plan. Those Shareholders and Limited Partners who are not participants in the Plan will continue to receive cash distributions, if and when authorized and declared, as usual.

PURPOSES AND ADVANTAGES

1.  WHAT ARE THE PURPOSES OF THE PLAN?

     The purposes of the Plan are to provide participants with a simple and convenient method of investing in Common Shares without payment of any brokerage commissions, service charges or other expenses. To the extent that Common Shares are purchased directly from Vornado under the Plan, Vornado will receive additional funds for general corporate purposes. See "Use of Proceeds." Vornado will not receive any proceeds from purchases of Common Shares by the Agent in the open market or in negotiated transactions with third parties.

2. HOW MAY SHAREHOLDERS AND LIMITED PARTNERS PURCHASE COMMON SHARES UNDER THE PLAN?

     Shareholders and Limited Partners may have cash distributions received on all or a portion of the Common Shares and Units registered in their name automatically reinvested in Common Shares. Beneficial owners of Common Shares and Units ("Beneficial Owners") registered in the name of a broker, bank or other nominee or trustee may participate in the Plan either by having their Common Shares or Units transferred into their own names or by making appropriate arrangements with their record holder to participate on their behalf, as described in Question 5.

3.  WHAT ARE SOME OF THE ADVANTAGES AND DISADVANTAGES OF PARTICIPATION IN THE
PLAN?

     Participants in the Plan receive full investment of their distributions because they are not required to pay brokerage commissions, service charges or other expenses in connection with the purchase of Common Shares under the Plan and because the Plan permits fractional Common Shares as well as whole Common Shares to be purchased. In addition, distributions on all whole and fractional Common Shares purchased under the Plan are automatically reinvested in additional Common Shares. Participants also avoid the necessity for safe-keeping certificates evidencing the Common Shares purchased pursuant to the Plan and have increased protection against loss, theft or destruction of those certificates. Furthermore, certificates for underlying Common Shares may be deposited for safe keeping as described in Question 18. A regular statement for each account provides the participant with a record of each transaction.

     The Plan has certain disadvantages as compared to purchases of Common Shares through brokers or otherwise. NO INTEREST WILL BE PAID BY VORNADO, THE OPERATING PARTNERSHIP OR THE AGENT ON DISTRIBUTIONS HELD PENDING REINVESTMENT. The Agent, not the participant, determines the timing of investments, as described in Question 10. Accordingly, the purchase price for the Common Shares may vary from that which would otherwise have been obtained by directing a purchase through a broker or in a negotiated transaction, and the actual number of shares acquired by the participant will not be known until after the Common Shares are purchased by the Agent, as described in Question 11. Commissions paid by Vornado in connection with the reinvestment of distributions if the Common Shares are purchased in the open market will be taxable income to the participant, as described under "Federal Income Tax
Considerations -- Considerations Relating to the Plan."

ELIGIBILITY AND PARTICIPATION

4.  WHO IS ELIGIBLE TO BECOME A PARTICIPANT?

     Any Shareholder or Limited Partner who has reached the age of majority may elect to participate in the Plan. If a Beneficial Owner has Common Shares or Units registered in a name other than his or her own, such as that of a broker, bank or other nominee or trustee, the beneficial owner may participate in the Plan either by having their Common Shares or Units transferred into their own names or by making appropriate arrangements with their record holder to participate on their behalf, as described in Question 5. Beneficial Owners should consult directly with the entity holding their Common Shares or Units to determine if they can enroll in the Plan. If not, the Beneficial Owner should request his or her broker, bank or other nominee or trustee to transfer some or all of the Common Shares or Units into the Beneficial Owner's own name in order to participate directly.

     Shareholders and Limited Partners who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters.

5.  HOW DOES AN ELIGIBLE PERSON BECOME A PARTICIPANT?

     An eligible person may elect to become a participant in the Plan at any time, subject to Vornado's right to modify, suspend, terminate or refuse participation in the Plan. To become a participant, complete an Authorization Form and mail it to the Agent in care of First Union National Bank, Dividend Reinvestment Unit, 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28288-1153. Authorization Forms may be requested by calling, toll free, 1-800-829-8432. The "Submission Deadline" for Authorization Forms and Beneficial Owner Authorization Forms is 5:00 p.m. on the Trading Day immediately preceding the record date for the relevant distribution payment. A "Trading Day" means a day on which the NYSE is open for business.

     In addition to the foregoing, a broker, bank or other nominee or trustee, all of whose Common Shares are beneficially owned by others, who desires to participate in the Plan on behalf of such Beneficial Owners, may participate in the Plan, subject to Vornado's right to modify, suspend, terminate or refuse participation in the Plan, by signing and returning a Beneficial Owner Authorization Form listing such Beneficial Owners and their social security numbers or Federal tax identification numbers to the Agent in care of First Union National Bank, Dividend Reinvestment Unit, 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28288-1153. Beneficial Owner Authorization Forms may be requested by calling, toll free, 1-800-829-8432. A separate Beneficial Owner Authorization Form must be submitted each time the participant desires to participate in the Plan on behalf of such Beneficial Owners. Such Beneficial Owner Authorization Form must be submitted prior to each Submission Deadline.

     Beneficial Owners desiring to participate in the Plan should (i) contact the holder of record who holds the Common Shares or Units on behalf of such Beneficial Owners, (ii) have such holder of record become a participant in the Plan by completing an Authorization Form and returning it to the Agent, and
(iii) have such holder of record sign and return a Beneficial Owner Authorization Form, as described above. Vornado may in its sole discretion establish other or additional requirements that apply to participants who desire to participate in the Plan on behalf of Beneficial Owners.

6.  WHAT DOES THE AUTHORIZATION FORM PROVIDE?

     The Authorization Form authorizes the Agent to apply any distributions received on Common Shares and Units registered in the participant's name, less applicable fees, to the purchase of Common Shares for the participant's account under the Plan. The Authorization Form offers the following investment options:

     - Full distribution reinvestment. To reinvest automatically all cash distributions received on all Common Shares and all Units registered in the participant's name.

     - Partial distribution reinvestment. To reinvest automatically only the cash distributions received on a specified number of Common Shares or Units registered in the participant's name and to receive distributions on any remaining Common Shares or Units in cash.

     A participant may change his or her election by completing and signing a new Authorization Form and returning it to the Agent. Any election or change of election concerning the reinvestment of distributions must be received by the Agent by the Submission Deadline in order for the election or change to become effective with that distribution. If a participant signs and returns an Authorization Form without checking a desired option, or checks a partial distribution reinvestment option without specifying a number of shares, the participant will be deemed to have selected the full distribution reinvestment option.

     REGARDLESS OF WHICH METHOD OF PARTICIPATION IS SELECTED, ALL CASH DISTRIBUTIONS PAID ON WHOLE OR FRACTIONAL COMMON SHARES PURCHASED PURSUANT TO THE PLAN WILL BE REINVESTED AUTOMATICALLY.

REINVESTMENT OF DISTRIBUTIONS

7.  WHEN WILL DISTRIBUTIONS BE REINVESTED?

     If a properly completed Authorization Form specifying "full distribution reinvestment" or "partial distribution reinvestment" is received by the Agent by the Submission Deadline established for a particular distribution payment, reinvestment of distributions will begin with that distribution payment. If the Authorization Form is received after the Submission Deadline established for a particular distribution payment, that distribution will be paid in cash and reinvestment of distributions will not begin until the next succeeding distribution payment. In the past, quarterly distribution record and payment dates for the Common Shares and Units have ordinarily occurred on or about the following dates:

RECORD DATE   PAYMENT DATE
-----------   ------------
February 9    February 17
May 7         May 15
August 10     August 18
November 9    November 17

     Inquiries regarding upcoming quarterly distribution record and payment dates for the Common Shares and Units should be directed to the Agent at 1-800-829-8432.

8.  WHAT LIMITATIONS APPLY TO REINVESTMENT OF DISTRIBUTIONS?

     Generally, for Vornado to maintain its qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of the outstanding shares of beneficial interest of Vornado may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of Vornado's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). The Declaration of Trust, subject to certain exceptions, provides that no person may own more than 6.7% of the outstanding Common Shares or 9.9% of the outstanding preferred shares of beneficial interest, no par value per share ("Preferred Shares"). See "Description of Common Shares -- Restrictions on Ownership."

PURCHASES

9.  WHAT IS THE SOURCE OF COMMON SHARES PURCHASED UNDER THE PLAN?

     Purchases of Common Shares by the Agent for the Plan may be made, at Vornado's option, either (i) directly from Vornado out of its authorized but unissued Common Shares or (ii) in the open market or in negotiated transactions with third parties. Initially, Vornado anticipates that the Common Shares will be purchased by the Agent for the Plan directly from Vornado, but this may change from time to time at Vornado's election.

10.  WHEN WILL COMMON SHARES BE PURCHASED FOR A PARTICIPANT'S ACCOUNT?

     Purchases of Common Shares directly from Vornado will be made on the relevant distribution payment date. Purchases in the open market will begin on the relevant distribution payment date and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. The exact timing of open market purchases, including determining the number of Common Shares, if any, to be purchased on any day or at any time on that day, the prices paid for those Common Shares, the markets on which the purchases are made and the persons (including brokers and dealers) from or through which the purchases are made, will be determined by the

Agent or the broker selected by it for that purpose. Neither Vornado nor the Agent will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the purchase of Common Shares or interfere with the timing of the purchases. The Agent may purchase Common Shares in advance of a distribution payment date for settlement on or after that date.

     Notwithstanding the above, funds will be returned, without interest, to participants if not used to purchase Common Shares within 30 days of the distribution payment date for distribution reinvestments.

     In making purchases for a participant's account, the Agent may commingle the participant's funds with those of other participants in the Plan.

11. WHAT IS THE PURCHASE PRICE OF COMMON SHARES PURCHASED BY PARTICIPANTS UNDER THE PLAN?

     Common Shares purchased by the Agent directly from Vornado under the Plan in connection with the reinvestment of distributions may be purchased at the average of the high and low sale prices of the Common Shares on the NYSE on the relevant distribution payment date. Vornado is currently not offering any discount for Common Shares purchased by the Agent directly from Vornado under the Plan in connection with the reinvestment of distributions.

     Vornado may change its determination that Common Shares will be purchased by the Agent directly from Vornado and instead determine that Common Shares will be purchased by the Agent in the open market or in negotiated transactions, without prior notice to participants. The price of Common Shares purchased in the open market or in negotiated transactions with third parties with reinvested cash distributions will be the weighted-average cost (including any trading fees or commissions with respect to Common Shares purchased pursuant to optional cash payments) for all Common Shares purchased under the Plan in connection with the relevant distribution payment date.

12.  HOW MANY COMMON SHARES WILL BE PURCHASED FOR A PARTICIPANT?

     The number of Common Shares to be purchased for a participant's account as of any distribution payment date will be equal to the total dollar amount to be invested for the participant, less any applicable fees, divided by the applicable purchase price computed to the fourth decimal place. For a participant who has elected to reinvest distributions received on Common Shares registered in his or her name, the total dollar amount to be invested as of any distribution payment date will be the sum of all or the specified portion of the cash distributions received on Common Shares registered in the participant's own name and all cash distributions received on Common Shares previously purchased by the participant under the Plan.

     The amount to be invested for a participant with reinvested cash distributions will also be reduced by any amount Vornado is required to deduct for Federal tax withholding purposes.

PLAN ADMINISTRATION

13.  WHO ADMINISTERS THE PLAN?

     First Union National Bank, as Agent for the participants, administers the Plan, keeps records, sends statements of account to participants and performs other duties relating to the Plan. All costs of administering the Plan are paid by Vornado, except as provided in this Prospectus.

     The following address may be used to obtain information about the Plan:
First Union National Bank, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288, or call, toll free, 1-800-829-8432.

14.  WHAT REPORTS ARE SENT TO PARTICIPANTS IN THE PLAN?

     After an investment is made for a participant's Plan account, the participant will be sent a statement which will provide a record of the costs of the Common Shares purchased for that account, the purchase date and the number of Common Shares in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent information sent to every holder of Common Shares, including Vornado's annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received.

     All reports and notices from the Agent to a participant will be addressed to the participant's last known address. Participants should notify the Agent promptly in writing of any change of address.

15.  WHAT IS THE RESPONSIBILITY OF VORNADO AND THE AGENT UNDER THE PLAN?

     Vornado and the Agent, in administering the Plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (i) with respect to the prices and times at which Common Shares are purchased or sold for a participant, (ii) with respect to any fluctuation in market value before or after any purchase or sale of Common Shares or (iii) arising out of any failure to terminate a participant's account upon that participant's death prior to receipt by the Agent of notice in writing of the death. Neither Vornado nor the Agent can provide any assurance of a profit, or protect a participant from a loss, on Common Shares purchased under the Plan. These limitations of liability do not affect any liabilities arising under the Federal securities laws, including the Securities Act.

     The Agent may resign as administrator of the Plan at any time, in which case Vornado will appoint a successor administrator. In addition, Vornado may replace the Agent with a successor administrator at any time.

COMMON SHARE CERTIFICATES

16. ARE CERTIFICATES ISSUED TO PARTICIPANTS FOR COMMON SHARES PURCHASED UNDER THE PLAN?

     A certificate for any number of whole Common Shares purchased by a participant under the Plan or deposited with the Agent for safe-keeping will be issued to the participant upon written request by the participant to the Agent. These requests will be handled by the Agent, normally within two weeks, at no charge to the participant. Any remaining whole Common Shares and any fractional Common Shares will continue to be held in the participant's Plan account. Certificates for fractional Common Shares will not be issued under any circumstances.

17. WHAT IS THE EFFECT ON A PARTICIPANT'S PLAN ACCOUNT IF A PARTICIPANT REQUESTS A CERTIFICATE FOR WHOLE COMMON SHARES HELD IN THE ACCOUNT?

     If a participant requests a certificate for whole Common Shares held in his or her account, distributions on those Common Shares will continue to be reinvested under the Plan in the same manner as prior to the request so long as the Common Shares remain registered in the participant's name.

18. MAY COMMON SHARES HELD IN CERTIFICATE FORM BE DEPOSITED IN A PARTICIPANT'S PLAN ACCOUNT?

     Yes, whether or not the participant has previously authorized reinvestment of distributions, certificates registered in the participant's name may be surrendered to the Agent for deposit in the participant's Plan account. All distributions on any Common Shares evidenced by certificates deposited in accordance with the Plan will automatically be reinvested. The participant should contact the Agent for the proper procedure to deposit certificates.

WITHDRAWAL FROM THE PLAN

19.  MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

     Yes, by providing written notice instructing the Agent to terminate the participant's Plan account.

20.  WHAT HAPPENS WHEN A PARTICIPANT TERMINATES AN ACCOUNT?

     If a participant's notice of termination is received by the Agent at least five Trading Days prior to the record date for the next distribution payment, reinvestment of distributions will cease as of the date the notice of termination is received by the Agent. If the notice of termination is received later than five Trading Days prior to the record date for a distribution payment, the termination may not become effective until after the reinvestment of any distributions on that distribution payment date.

     As soon as practicable after notice of termination is received, the Agent will send to the participant (i) a certificate evidencing all whole Common Shares held in the account and (ii) a check representing any uninvested optional cash payments remaining in the account and the value of any fractional Common Shares held in the account. After an account is terminated, all distributions for the terminated account will be paid to the participant unless the participant re-elects to participate in the Plan.

     When terminating an account, the participant may request that all Common Shares, both whole and fractional, held in the Plan account be sold, or that certain of the Common Shares be sold and a certificate be issued for the remaining Common Shares. The Agent will remit to the participant the proceeds of any sale of Common Shares, less any related trading fees, transfer tax or other fees incurred by the Agent allocable to the sale of those Common Shares.

21.  WHEN MAY A FORMER PARTICIPANT RE-ELECT TO PARTICIPATE IN THE PLAN?

     Generally, any former participant may re-elect to participate at any time. However, the Agent reserves the right to reject any Authorization Form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

SALE OF COMMON SHARES

22.  MAY A PARTICIPANT REQUEST THAT COMMON SHARES HELD IN A PLAN ACCOUNT BE
SOLD?

     Yes, a participant may request that all or any number of Common Shares held in a Plan account be sold, either when an account is being terminated, as described in Question 20, or without terminating the account. However, fractional Common Shares will not be sold unless all Common Shares held in the account are sold.

     Within seven days after receipt of a participant's written request to sell Common Shares held in a Plan account, the Agent will place a sell order through a broker or dealer designated by the Agent. The participant will receive the proceeds of the sale, less any trading fees, transfer tax or other fees incurred by the Agent allocable to the sale of those Common Shares. No participant will have the authority or power to direct the date or price at which Common Shares may be sold. Proceeds of the sale will be forwarded by the Agent to the participant within 30 days after receipt of the participant's request to sell.

OTHER INFORMATION

23.  MAY COMMON SHARES HELD IN THE PLAN BE PLEDGED OR TRANSFERRED?

     Common Shares held in the Plan may not be pledged, sold or otherwise transferred, and any such purported pledge or sale will be void. A participant who wishes to pledge, sell or transfer Common Shares must request that a certificate for those Common Shares first be issued in the participant's name.

24.  WHAT HAPPENS IF VORNADO MAKES A DISTRIBUTION OF SHARES OR SPLITS ITS
SHARES?

     If there is a distribution payable in Common Shares or a Common Share split, the Agent will receive and credit to the participant's Plan account the applicable number of whole and/or fractional Common Shares based on the number of Common Shares held in the participant's Plan account.

25.  WHAT HAPPENS IF VORNADO HAS A RIGHTS OFFERING?

     If Vornado has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Common Shares, the rights attributable to whole Common Shares held in a participant's Plan account will be transferred to the Plan participant as promptly as practicable after the rights are issued.

26.  HOW ARE THE PARTICIPANT'S COMMON SHARES VOTED AT SHAREHOLDER MEETINGS?

     Common Shares held for a participant in the Plan will be voted at shareholder meetings as that participant directs by proxy. Participants will receive proxy materials from Vornado. Common Shares held in a participant's Plan account may also be voted in person at the meeting.

27.  MAY THE PLAN BE SUSPENDED OR TERMINATED?

     While Vornado expects to continue the Plan indefinitely, Vornado may suspend or terminate the Plan at any time. Vornado also reserves the right to modify, suspend, terminate or refuse participation in the Plan to any person at any time. Vornado may modify, suspend, terminate or refuse participation in the Plan to any person at any time, if participation, or any increase in the number of Common Shares held by that person, would, in the opinion of the Board of Trustees of Vornado, jeopardize the status of Vornado as a REIT.

28.  MAY THE PLAN BE AMENDED?

     The Plan may be amended or supplemented by Vornado at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless, prior to the effective date thereof, the Agent receives written notice of the termination of a participant's Plan account. Any amendment may include an appointment by the Agent or by Vornado of a successor bank or agent, in which event Vornado is authorized to pay that successor bank or agent for the account of the participant all distributions and distributions payable on Common Shares held by the participant for application by that successor bank or agent as provided in the Plan.

29.  WHAT HAPPENS IF THE PLAN IS TERMINATED?

     If the Plan is terminated, each participant will receive (i) a certificate for all whole Common Shares held in the participant's Plan account and (ii) a check representing the value of any fractional Common Shares held in the participant's Plan account and any uninvested distributions or optional cash payments held in the account.

30.  WHO INTERPRETS AND REGULATES THE PLAN?

     Vornado is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by Vornado or the Agent in the good faith exercise of its judgment will be binding on participants.

31.  WHAT LAW GOVERNS THE PLAN?

     The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland, Vornado's state of formation.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT CONSIDERATIONS

  GENERAL

     Real property investments are subject to varying degrees of risk. Real estate values are affected by changes in the general economic climate, local conditions such as an oversupply of or a reduction in demand for real estate in the area, the attractiveness of the Company's properties to tenants, the quality, philosophy and performance of management, competition from comparable properties, inability to collect rent from tenants, the effects of any bankruptcies of major tenants, changes in market rental rates, the need to periodically repair, renovate and rent space and to pay the costs thereof (including, without limitation, substantial tenant improvement and leasing costs of re-leasing office space), and increases in operating costs due to inflation and other factors (including increased real estate taxes), which increases may not necessarily be passed through fully to tenants. Real estate values are also affected by such factors as government regulations and changes in zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws. Changes in any of the foregoing factors could result in a decline in rents obtained and/or occupancy levels at the Company's properties. A decline in rental revenues could result in a lower level of funds available for distribution to Vornado's shareholders.

  DEPENDENCE ON TENANTS

     The Company's results of operations will depend on its ability to continue to lease space in its real estate properties on economically favorable terms. In addition, as substantially all of the Company's income is derived from rentals of real property, the Company's income and funds available for distribution to Vornado's shareholders would be adversely affected if a significant number of the Company's lessees were unable to meet their obligations to the Company. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Currently only one of the Company's tenants, Bradlees, Inc. ("Bradlees"), represents more than 10% of the Company's pro forma revenues. Bradlees accounted for approximately 10.5% of total property rentals (4.2% of total pro forma property rentals) for the year ended December 31, 1997.

  BANKRUPTCY OF TENANTS

     There have been a number of recent bankruptcies in the retail industry, including certain tenants of the Company. The bankruptcy or insolvency of a major tenant may have a material adverse effect on the shopping centers affected and the income produced by such properties and may make it substantially more difficult to lease the remainder of the affected shopping center. The Company's leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of funds from operations available for distribution to Vornado's shareholders.

     In June 1995, Bradlees filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company currently leases 16 locations to Bradlees. Of these locations, the leases for 14 are fully guaranteed by Stop & Shop Companies, Inc. ("Stop & Shop"), a wholly-owned subsidiary of Royal Ahold NV, a leading international food retailer, and one is guaranteed as to 70% of the rent. During 1996, Bradlees rejected three leases and assigned one lease to Kohl's Department Stores, Inc. These four leases are fully guaranteed by Stop & Shop. Each of the three locations rejected by Bradlees are currently vacant. The balance of the space in two of the affected shopping centers is substantially leased and occupied. The remaining shopping center was previously 100% occupied by Bradlees and such space remains vacant. The bankruptcy of Bradlees may have a negative effect on the Company's ability to lease the shopping centers affected. Montgomery Ward & Co., Inc. (a previous lessee currently operating under Chapter 11 of the U.S. Bankruptcy Code) remains liable on eight of the leases guaranteed by Stop & Shop, including the rent it was obligated to pay -- approximately 70% of current rent. The failure of Stop & Shop to perform its obligations with respect to these leases could result in a decline in the level of the Company's rental revenues and, as a result, in a lower level of funds from operations being available for distribution to Vornado's shareholders.

  ACQUISITION AND DEVELOPMENT RISKS

     The Company may acquire or develop properties or acquire other real estate companies when it believes that an acquisition or development is consistent with its business strategies. In addition, the Company anticipates that, in certain circumstances, it may use Units as consideration for acquisitions from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Company's ability to sell, or reduce the mortgage indebtedness on, such acquired assets, including agreeing not to sell properties for significant periods of time. These transactions also may increase the Operating Partnership's indebtedness as a percentage of the Company's asset value or market capitalization, which may impair the ability of the Company to take actions that would otherwise be in the best interests of Vornado and its shareholders. A significant increase in the level of the Company's indebtedness could affect the Operating Partnership's ability to make required principal and interest payments with respect to indebtedness. See also "-- Leverage."

  ILLIQUIDITY OF ASSETS; RESTRICTIONS ON DISPOSITIONS OF MORTGAGED PROPERTIES

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds available for distribution to Vornado's shareholders would be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the properties by the mortgagee. In addition, if it becomes necessary or desirable for the Company to dispose of one or more of the mortgaged properties, the Company might not be able to obtain release of the lien on such mortgaged property. The foreclosure of a mortgage on a property or inability to sell a property could affect the level of funds available for distribution to Vornado shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Notes to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997, incorporated in this Prospectus by reference, for information regarding the terms of the mortgages encumbering the Company's properties.

  SUBSTANTIAL INFLUENCE OF CONTROLLING SHAREHOLDER; POSSIBLE CONFLICTS OF INTEREST; RELATED PARTY TRANSACTIONS

     As of June 30, 1998, Interstate Properties, a New Jersey general partnership ("Interstate"), owned 14.1% of the outstanding Common Shares of Vornado (assuming conversion of all Units) and Units of the Operating Partnership. Steven Roth, Chairman of the Board and Chief Executive Officer of the Company, is the managing general partner of Interstate. Mr. Roth, David Mandelbaum and Russell B. Wight, Jr. are the three partners of Interstate. Messrs. Roth, Mandelbaum and Wight and Interstate owned, in the aggregate, 16.7% of the outstanding Common Shares of Vornado and Units of the Operating Partnership as of June 30, 1998.

     As of December 31, 1997, the Company owned 29.3% of the outstanding common stock of Alexander's Inc., a Delaware corporation ("Alexander's"). Alexander's is a real estate investment trust engaged in leasing, managing, developing and redeveloping properties, focusing primarily on the locations where its department stores (which ceased operations in 1992) formerly operated. Alexander's has nine properties which are located in the New York City region. Interstate owns an additional 27.1% of the outstanding common stock of Alexander's as of such date. Mr. Roth, Vornado's Chief Executive Officer, and Michael D. Fascitelli, Vornado's President, are directors of Alexander's. Messrs. Mandelbaum, Richard R. West and Wight, members of Vornado's Board of Trustees, are also members of the Board of Directors of Alexander's.

     The Company has formed Vornado Operating, Inc. ("Vornado Operating") to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. Vornado Operating will be able to do so because it will be taxable as a regular corporation rather than as a REIT for taxable years after 1998. Vornado Operating has filed a registration statement with the Commission with respect to its proposed spin-off from the Company. When the spin-off takes place, the Operating Partnership will distribute pro rata to its partners, including Vornado, the shares of Vornado Operating, and Vornado will distribute pro rata to holders of its Common Shares the shares it receives. The Company and Vornado Operating intend to enter into an intercompany agreement (the "Intercompany Agreement") pursuant to which, among other things, (a) the Company will agree under certain circumstances to offer Vornado Operating an opportunity to become the lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) Vornado Operating will agree not to make any real estate investment or other REIT-qualified investment unless it first offers the Company the opportunity to make such investment and the Company has rejected that opportunity. The Company currently expects to capitalize Vornado Operating with an equity contribution of $25 million of cash, and intends to extend to Vornado Operating a $75 million unsecured five-year revolving line of credit pursuant to a credit agreement (the "Credit" Agreement"). The Intercompany Agreement and the Credit Agreement will not be subject to arms-length negotiation because Vornado Operating is currently a subsidiary of the Company. Accordingly, there can be no assurance that the terms of these agreements will be comparable to those the Company could have negotiated with an unaffiliated third party. The Company expects that four members of the Company's Board of Trustees (including Messrs. Roth and Fascitelli) will be members of Vornado Operating's Board of Directors, and each member of senior management of Vornado Operating will hold a corresponding position with the Company. Members of the Company's Board of Trustees and Vornado Operating's Board of Directors and senior management may have different percentage equity interests in the Company and Vornado Operating.

     Because of the foregoing, Mr. Roth and Interstate may have substantial influence on the Company, Alexander's and Vornado Operating and on the outcome of any matters submitted to the Company's, Alexander's or Vornado Operating's shareholders or stockholders for approval. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest among Messrs. Roth, Mandelbaum and Wight and Interstate and the Company's other shareholders. In addition, Mr. Roth and Interstate engage in a wide variety of activities in the real estate business which may result in conflicts of interest with respect to certain matters affecting the Company, Alexander's or Vornado Operating, such as determination of which of such entities or persons, if any, may take advantage of potential business opportunities, decisions concerning the business focus of such entities (including decisions concerning the types of properties and geographic locations in which such entities make investments), demands on the time of Mr. Roth and certain of the executive officers of the Company and changes of existing arrangements between Mr. Roth, the Company, Interstate and Vornado Operating, potential competition between business activities conducted, or sought to be conducted, by the Company, Interstate, Alexander's and Vornado Operating (including competition for properties and tenants), possible corporate transactions (such as acquisitions) and other strategic decisions affecting the future of such parties.

     Bernard H. Mendik, the Company's co-chairman, owns direct and indirect managing general partner interests in a property (Two Park Avenue) in which the Company owns a 40% interest, direct and indirect interests in numerous additional office properties and other real estate assets, and interests in certain property services businesses, including in businesses which provide cleaning and related services, security services and facilities management services, which interests may give rise to certain conflicts of interest concerning the fulfillment of Mr. Mendik's responsibility as a trustee of the Company. On June 2, 1998, Vornado agreed to purchase the remaining 60% interest in Two Park Avenue for approximately $34.6 million (payable at Vornado's election in any combination of cash and Common Shares) as part of the settlement of certain litigation, subject to, among other things, final approval of the Supreme Court of the State of New York, County of New York, as further discussed in Vornado Realty's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

     Mr. Mendik, David R.Greenbaum and certain entities controlled by them (the "Mendik Group") own an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the Mendik Group to provide such services to certain office properties in which the Company owns a 100% interest. Although the terms and conditions of the contracts pursuant to which these services are provided were not negotiated at arms' length, the Company believes based upon comparable fees charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company, although there can be no assurance to this effect.

  ALEXANDER'S MANAGEMENT AND DEVELOPMENT AGREEMENT

     Pursuant to a Management and Development Agreement (the "Management Agreement") between the Company and Alexander's, the Company has agreed to manage Alexander's business affairs and manage and develop Alexander's properties for an annual fee. The Management Agreement was assigned by the Company to Vornado Management Corp. ("VMC"), a New Jersey corporation. The Company owns 100% of the outstanding shares of non-voting preferred stock of VMC (which entitles the Company to 95% of the economic benefits of VMC through distributions), and Messrs. Roth and West own 100% of the outstanding shares of common stock of VMC. The Company also acts as a leasing agent for Alexander's properties on a fee basis under a leasing agreement. In addition, the Company lent Alexander's $45 million, the subordinated tranche of a $75 million secured financing, the balance of which was funded by a bank. None of Mr. Roth, Interstate or Vornado is obligated to present to Alexander's any particular investment opportunity which comes to his or its attention, even if such opportunity is of a character which might be suitable for investment by Alexander's.

  LEASING SERVICES PROVIDED TO OTHER PROPERTIES

     The Mendik Management Company Inc. (the "Management Corporation") (which is controlled by Messrs. Mendik, Greenbaum and Fascitelli and not by the Company) provides management and leasing services to certain New York City office properties in which the Company owns less than a 100% interest as well as to other office properties (including several properties in which the Mendik Group has an interest). Certain conflicts of interest may result from the Management Corporation providing leasing services both to properties in which the Company has an interest and other properties in which certain members of the Mendik Group have an interest.

LACK OF CONTROL OF AFFILIATES

     Certain of the Company's businesses are currently conducted by corporations ("preferred stock affiliates") in which the Company owns all of the non-voting stock and none of the voting common stock. Ownership of the non-voting stock entitles the Company to substantially all of the distributed income of such affiliates. The common stock of the preferred stock affiliates is owned by officers and/or trustees of Vornado. Accordingly, the Company is not able to elect the boards of directors of the preferred stock affiliates, and does not have the authority to control the management and operations of such affiliates. As a result, the Company does not have the right to control the day-to-day operations of, or the timing or amount of dividends paid by, such affiliates and, therefore, does not have the authority to require that funds be distributed to it by any of these entities.

DEPENDENCE ON DIVIDENDS AND DISTRIBUTIONS OF SUBSIDIARIES

     Vornado is a real estate investment trust formed under Title 8 (the "Maryland REIT Law") of the Corporations and Associations Article of the Annotated Code of Maryland. Substantially all of Vornado's assets consist of its partnership interests in the Operating Partnership, of which Vornado is the general partner. Substantially all of the Operating Partnership's properties and assets are held through subsidiaries. Any right of Vornado's shareholders to participate in any distribution of the assets of any of the Company's indirect subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and any consequent right of the Company's security holders to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of the Operating Partnership and such subsidiary, except to the extent the Company has a claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. See also "-- Potential Anti-takeover Effects of Charter Documents and Applicable Law" and "-- Leverage."

LEVERAGE

     As of June 30, 1998, the Company had aggregate indebtedness outstanding of approximately $1,809 million, approximately $1,157 million of which is secured by Company properties. The Operating Partnership's ability to make required principal and interest payments with respect to indebtedness represented by its debt securities (the "Debt Securities") depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments since the Debt Securities are obligations of the Operating Partnership only and its subsidiaries are not obligated or required to pay any amounts due pursuant to the Debt Securities or to make funds available therefor in the form of dividends or advances to the Operating Partnership. Of the approximately $1,809 million of outstanding indebtedness, Vornado Finance L.P., a Delaware limited partnership and subsidiary of the Operating Partnership ("Vornado Finance"), has outstanding an aggregate of $227 million of 6.36% Collateralized Notes Due December 1, 2000 (the "Collateralized Notes"), secured by a mortgage note, mortgages and various other instruments, documents and agreements executed in connection therewith by other subsidiaries of the Operating Partnership owning, in the aggregate, the interests in 44 of the Company's properties.

     The indenture relating to the Collateralized Notes of Vornado Finance provides that all cash flows from the 44 Company properties which are collateral for the Collateralized Notes are to be deposited in a segregated trust account. So long as no event of default under the indenture has occurred and is continuing, Vornado Finance may withdraw funds from such trust account to the extent that the amounts in such account exceed a certain minimum reserve level. Such minimum reserve level equals the sum of (i) the amount of current or past due operating expenses of Vornado Finance and its subsidiaries, (ii) indebtedness of Vornado Finance and its subsidiaries due prior to such withdrawal and (iii) accrued and unpaid interest on the Collateralized Notes; provided that (a) if the debt service coverage ratio (as defined in the indenture relating to the Collateralized Notes) is less than 2.0 and greater than or equal to 1.8, the amount in (iii) above is increased by an amount equal to six months interest on the Collateralized Notes and (b) if the debt service coverage ratio is less than 1.8, the amount in (iii) above is increased by an amount equal to 18 months interest on the Collateralized Notes. As a result of these limitations on cash flows relating to such properties, which cash flows represented approximately 57.2% of cash flows from properties of the Operating Partnership and its consolidated subsidiaries in 1997, the Operating Partnership's ability to pay interest and principal on its Debt Securities may be adversely affected.

     Vornado has historically maintained a relatively low level of debt to market capitalization of between 15% and 35%. As of June 30, 1998, the level of the Company's debt to market capitalization was 35%. In the future, in connection with Vornado's strategy for growth, this percentage may increase. This policy may be reviewed and modified from time to time by the Company without the vote of shareholders.

GEOGRAPHIC CONCENTRATION

     For the year ended December 31, 1997, 82% of the Company's revenues were derived from properties located in New York City and New Jersey. In addition, the Company may concentrate a significant portion of its future acquisitions in New York City and New Jersey. Like other real estate markets, the real estate market in New York City and New Jersey experienced economic downturns in the past, including most recently in the late 1980s and early 1990s. Future declines in the economy or the real estate markets in New York City and New Jersey could adversely affect the Company's financial performance. The Operating Partnership's financial performance and its ability to make distributions to its partners, including Vornado, are dependent on conditions in the economy and the real estate markets in New York City and New Jersey, which may be affected by a number of factors, including the economic climate in New York City and New Jersey (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, infrastructure quality in New York City and New Jersey and other factors) and conditions in the real estate markets in New York City and New Jersey

(such as oversupply of or reduced demand for real estate). There can be no assurance as to the continued strength of the economy, or the continued strength of the real estate markets, in New York City and New Jersey.

POTENTIAL COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other Federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks are also regulated by Federal and state laws. In connection with the ownership, operation and management of its properties, the Company could be held liable for the costs of remedial action with respect to such regulated substances or tanks or related claims.

     Each of the Company's properties has been subjected to varying degrees of environmental assessment at various times. The environmental assessments did not reveal any material environmental conditions. However, there can be no assurance that the identification of new areas of contamination, change in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements would not result in significant costs to the Company.

COMPETITION

     The real estate industry is highly competitive. The Company's success depends upon, among other factors, the trends of the national and local economies, the financial condition and operating results of current and prospective tenants, the availability and cost of capital, interest rates, construction and renovation costs, income tax laws, governmental regulations and legislation, population trends, the market for real estate properties in the New York metropolitan area, zoning laws and the ability of the Company to lease, sublease or sell its properties at profitable levels. The Company competes with a large number of real estate property owners. Principal means of competition are rents charged, attractiveness of location and the quality of service. The Company's properties are principally located in the New York metropolitan area, a highly competitive market. The economic condition of this market may be significantly influenced by supply and demand for space and the financial performance and productivity of the financial insurance and real estate industries. An economic downturn may adversely affect the Company's performance.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Steven Roth, the Chairman and Chief Executive Officer of Vornado, and Michael D. Fascitelli, the President of Vornado. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company.

CONSEQUENCES OF THE FAILURE TO QUALIFY OR REMAIN QUALIFIED AS A REIT

     Although Vornado's management believes that Vornado will remain organized and will continue to operate so as to qualify as a REIT for Federal income tax purposes, no assurance can be given that it will remain so qualified. Qualification as a REIT for Federal income tax purposes involves the application of highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the control of Vornado may impact its ability to maintain its qualification as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the requirements for qualification as a REIT or the Federal income tax consequences of such qualification. Vornado, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect its ability to operate in such a manner as to maintain its qualification as a REIT.

     If, with respect to any taxable year, Vornado fails to maintain its qualification as a REIT, it would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alterative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to shareholders would be reduced for the year or years involved, and distributions would no longer be required to be made. In addition, unless entitled to relief under certain statutory provisions, Vornado would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that Vornado currently intends to operate in a manner designed to allow it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause it to determine that it is in the best interest of Vornado and its shareholders to revoke the REIT election.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER DOCUMENTS AND APPLICABLE LAW

     Generally, for Vornado to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of Vornado may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of Vornado's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). The Declaration of Trust, subject to certain exceptions, provides that no person may own more than 6.7% of the outstanding Common Shares or 9.9% of the outstanding Preferred Shares. These restrictions on transferability and ownership may delay, defer or prevent a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. See "Description of Common Shares -- Restrictions on Ownership."

     Vornado's Board of Trustees is divided into three classes of trustees. Trustees of each class are chosen for three-year staggered terms. Staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of Vornado, even though a tender offer or change in control might be in the best interest of the shareholders. Vornado's Declaration of Trust authorizes the Board of Trustees to cause Vornado to issue additional authorized but unissued shares of Common Shares or Preferred Shares and to classify or reclassify, in one or more series, any unissued Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. Although the Board of Trustees has no such intention at the present time, it could establish a series of Preferred Shares that could, depending on the terms of such series, delay, defer or prevent a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. The Declaration of Trust and Vornado's Bylaws contain other provisions that may delay, deter or prevent a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

     Under the Maryland General Corporation Law, as amended ("MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate or an associate (as defined in the MGCL) of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate or associate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. The provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has adopted a resolution exempting any business combination between any trustee or officer of Vornado (or their affiliates) and Vornado. As a result, the trustees and officers of Vornado and their affiliates may be able to enter business combinations with Vornado which may not be in the best interest of shareholders and, with respect to business combinations with other persons, the business combination provisions of the MGCL may have the effect of delaying, deferring or preventing a change in the control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

                          DESCRIPTION OF COMMON SHARES

     The following description of the material terms of the Common Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) Vornado's Declaration of Trust, and (ii) Vornado's Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

     For Vornado to maintain its qualification as a REIT under the Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). The Declaration of Trust contains provisions that restrict the ownership and transfer of shares of beneficial interest.

     The Declaration of Trust authorizes the issuance of up to 290,000,000 shares of beneficial interest, consisting of 125,000,000 Common Shares, 20,000,000 Preferred Shares of beneficial interest, and 145,000,000 excess shares of beneficial interest, $.04 par value per share ("Excess Shares"). See "-- Restrictions on Ownership" for a discussion of the possible issuance of Excess Shares.

     As of July 24, 1998, 83,327,904 Common Shares and 5,789,239 Preferred Shares were issued and outstanding and no Excess Shares were issued and outstanding. The Common Shares of Vornado are listed on the NYSE under the symbol "VNO".

     Subject to the provisions in the Declaration of Trust regarding the restriction on the transfer of shares of beneficial interest, the holders of Common Shares are entitled to receive dividends when, if and as authorized and declared by the Board of Trustees of Vornado out of assets legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding Preferred Shares.

     The holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Company. In the event of the dissolution, liquidation or winding up of Vornado, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding.

     The Common Shares have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights. All outstanding shares of Common Shares are, and the Common Shares offered hereby, upon issuance, will be, duly authorized, fully paid and non-assessable.

     The transfer agent for the Common Shares is First Union National Bank, Charlotte, North Carolina.

RESTRICTIONS ON OWNERSHIP

     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares and which are designed, among other things, to safeguard Vornado against an inadvertent loss of its REIT status. The Declaration of Trust contains a limitation that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code, more than a specified percentage of the outstanding Common Shares (the "Common Shares Beneficial Ownership Limit"). The Common Shares Beneficial Ownership Limit was initially set at 2.0% of the outstanding Common Shares. The Board of Trustees subsequently adopted a resolution raising the Common Shares Beneficial Ownership Limit from 2.0% to 6.7% of the outstanding Common Shares. The shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in

May 1993 (the "Merger") may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the Merger, subject to the restriction that Common Shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of Vornado would be owned by five or fewer individuals. While such shareholders are not generally permitted to acquire additional Common Shares from any other source, such shareholders may acquire additional Common Shares from any source in the event that additional Common Shares are issued by Vornado, up to the percentage held by them immediately prior to such issuance.

     Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit. For instance, if two shareholders, each of whom owns, under the applicable attribution rules of the Code, 3.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would own, under the applicable attribution rules of the Code, 7.0% of the outstanding Common Shares, which is in excess of the Common Shares Beneficial Ownership Limit. Similarly, if a shareholder who owns, under the applicable attribution rules of the Code, 4.9% of the outstanding Common Shares were to purchase a 50% interest in a corporation which owns 4.8% of the outstanding Common Shares, then the shareholder would own, under the applicable attribution rules of the Code, 7.3% of the outstanding Common Shares. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of shares of a tenant, or a person that holds an interest in a tenant, the Declaration of Trust also contains an ownership limit that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Common Shares Beneficial Ownership Limit), more than 9.9% of the outstanding shares of any class (the "Constructive Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger generally are not subject to the Constructive Ownership Limit. Subject to an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold, the Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from such tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

     Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the Constructive Ownership Limit. As the attribution rules that apply with respect to the Constructive Ownership Limit differ from those that apply with respect to the Common Shares Beneficial Ownership Limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the Constructive Ownership Limit can differ from those which can result in share ownership in excess of the Common Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Common Shares. In addition, the Declaration of Trust provides that Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by Vornado of the automatic exchange for Excess Shares shall be repaid to Vornado upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Common Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Common Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado, or its designee, may purchase any Excess Shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which Vornado, or its designee, may purchase such Excess Shares shall be equal to the lesser of
(i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Common Shares exchanged for such Excess Shares on the date that Vornado accepts the deemed offer to sell such Excess Shares. Vornado's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees of Vornado may exempt certain persons from the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, including the limitations applicable to holders who owned in excess of 6.7% of the Common Shares immediately after the Merger, if evidence satisfactory to the Board of Trustees is presented showing that such exemption will not jeopardize Vornado's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the IRS and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as Vornado may request, in good faith, in order to determine Vornado's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

     The ownership restrictions described above may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders of Vornado unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of Vornado.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the taxation of Vornado and the material Federal income tax consequences to holders of the Common Shares and participants in the Plan is for general information only, and is not tax advice. The tax treatment of a holder of Common Shares or of a participant in the Plan will vary depending upon the holder's or participant's particular situation, and this discussion addresses only holders that hold Common Shares as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including broker-dealers, traders in securities that elect to mark-to-market, banks, regulated investment companies, tax-exempt organizations, certain insurance companies, persons liable for the alternative minimum tax, persons that hold securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar) subject to special treatment under the Federal income tax laws. This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY AS A REIT

  GENERAL

     In the opinion of Sullivan & Cromwell, commencing with its taxable year ended December 31, 1993, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Vornado's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. In providing its opinion, Sullivan & Cromwell is relying (i) as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell by Vornado, Two Penn Plaza, REIT, Inc. ("Two Penn") and Vornado Operating, Inc. ("Vornado Operating"), (ii) without independent investigation, as to certain factual matters upon the statements and representations contained in the certificate provided to Sullivan & Cromwell by Alexander's and (iii) without independent investigation, upon the opinion of Shearman & Sterling concerning the qualification of Alexander's as a REIT for each taxable year commencing with its taxable year ending December 31, 1995. In providing its opinion regarding the qualification of Alexander's as a REIT for Federal income tax purposes, Shearman & Sterling is relying, as to certain factual matters, upon representations received from Alexander's. Vornado's qualification as a REIT will depend upon the continuing satisfaction by Vornado and, given Vornado's current ownership interest in Alexander's and Two Penn, by Alexander's and Two Penn, of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. In addition, Vornado's qualification as a REIT may depend upon Vornado Operating's ability to qualify as a REIT for Vornado Operating's taxable year ending December 31, 1998. Vornado Operating's qualification as a REIT will depend upon the continuing satisfaction by Vornado Operating of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. Accordingly, while Vornado intends to continue to qualify to be taxed as a REIT, no assurance can be given that the actual results of Vornado's, Two Penn's, Vornado Operating's or Alexander's operations for any particular year will satisfy such requirements. Neither Sullivan & Cromwell nor Shearman & Sterling will monitor the compliance of Vornado, Two Penn, Vornado Operating or Alexander's with the requirements for REIT qualification on an ongoing basis.

     The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

     As a REIT, Vornado generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, Vornado will be subject to Federal income tax as follows. First, Vornado will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, Vornado may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Vornado has
(i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Vornado has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Vornado should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Vornado fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect Vornado's profitability. Sixth, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which Vornado qualified as a REIT, Vornado recognizes gain on the disposition of any asset held by Vornado as of the beginning of the Recognition Period, then, to the extent of the excess of (a) fair market value of such asset as of the beginning of the Recognition Period over (b) Vornado's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not yet been promulgated; provided, however, that Vornado shall not be subject to tax on recognized Built-in Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-in Gain exceeds the net aggregate amount of Vornado's unrealized Built-in Gain as of the first day of the Recognition Period. Eighth, if Vornado acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of Vornado is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Vornado recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by Vornado, then, pursuant to Treasury regulations that have not yet been issued and to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

  REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     Vornado has satisfied conditions (1) through (5) and believes that it has also satisfied condition (6). In addition, Vornado's Declaration of Trust provides for restrictions regarding the ownership and transfer of Vornado's shares of beneficial interest, which restrictions are intended to assist Vornado in continuing to satisfy the share ownership requirements described in (5) and
(6) above. The ownership and transfer restrictions pertaining to the Common Shares are described above under the headings "Description of Common
Shares -- Restrictions on Ownership".

     Vornado owns a number of wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, Vornado's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of Vornado. Vornado believes that all of its wholly-owned subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Vornado's proportionate share of the assets, liabilities and items of income of any partnership in which Vornado is a partner, including the Operating Partnership, will be treated as assets, liabilities and items of income of Vornado for purposes of applying the requirements described herein. Thus, actions taken by partnerships in which Vornado owns an interest either directly, or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect Vornado's ability to satisfy the REIT income and assets tests and the determination of whether Vornado has net income from "prohibited transactions."

     INCOME TESTS. In order to maintain its qualification as a REIT, Vornado annually must satisfy three gross income requirements. First, at least 75% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" -- which term generally includes expenses of Vornado that are paid or reimbursed by tenants) or from certain types of temporary investments. Second, at least 95% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for its taxable years before 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Vornado's gross income (including gross income from prohibited transactions) for each such taxable year.

     Rents received by Vornado will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that Vornado may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not considered "rendered to the occupant" of the property. Vornado does not derive significant rents from Related Party

Tenants, and Vornado does not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). Vornado directly performs services for certain of its tenants. Vornado does not believe that the provision of such services will cause its gross income attributable to such tenants to fail to be treated as "rents from real property." For taxable years of Vornado beginning after August 5, 1997, if Vornado provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by Vornado for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" unless the amounts treated as received in respect of such services, together with amounts received for certain management services, exceeds 1% of all amounts received or accrued by Vornado during the taxable year with respect to such property. Under the literal wording of Section 856 of the Code, if the 1% threshold is exceeded, then all amounts received or accrued by Vornado with respect to the property will not qualify as "rents from real property," even if the impermissible services are provided to some, but not all, of the tenants of the property.

     The term "interest" generally does not include an amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If Vornado fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Vornado's failure to meet such tests was due to reasonable cause and not due to willful neglect, Vornado attaches a schedule of the sources of its income to its Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Vornado would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess income.

     ASSET TESTS. Vornado, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Vornado's total assets must be represented by real estate assets (including (i) real estate assets held by Vornado's qualified REIT subsidiaries and Vornado's allocable share of real estate assets held by partnerships in which Vornado owns an interest, (ii) for a period of one year from the date of Vornado's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds and (iii) stock issued by another
REIT), cash, cash items and government securities. Second, not more than 25% of Vornado's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another
REIT) owned by Vornado may not exceed 5% of the value of Vornado's total assets and Vornado may not own more than 10% of any one issuer's outstanding voting securities.

     Since March 2, 1995, Vornado has owned more than 10% of the voting securities of Alexander's. Since April of 1997, Vornado's ownership of Alexander's has been through the Operating Partnership rather than direct. Vornado's ownership interest in Alexander's will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Alexander's is qualified as a REIT for each of taxable years beginning with its taxable year ending December 31, 1995 and continues to so qualify. In the opinion of Shearman & Sterling, commencing with Alexander's taxable year ended December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In providing its opinion, Shearman & Sterling is relying upon representations received from Alexander's.

     Since April of 1997 Vornado has also owned, through the Operating Partnership, more than 10% of the voting securities of Two Penn. Vornado's indirect ownership interest in Two Penn will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Two Penn qualifies as a REIT for its first taxable year and each taxable year thereafter. Vornado believes that Two Penn will also qualify.

     In order to ensure compliance with the 95% gross income test described above, Vornado transferred certain contract rights and obligations to VMC, a New Jersey corporation, in return for all of VMC's nonvoting preferred stock (the "Nonvoting Stock"). Since April of 1997, the Nonvoting Stock has been held by the Operating Partnership. The Nonvoting Stock entities the holder thereof to 95% of the dividends paid by VMC. Vornado does not believe that its indirect ownership of the Nonvoting Stock will adversely affect its ability to satisfy the asset tests described above.

     Vornado also owns, through the Operating Partnership, nonvoting shares in a number of corporations. Vornado does not believe that the characteristics or value of such shares will cause Vornado to fail to satisfy the REIT asset tests described above.

     ANNUAL DISTRIBUTION REQUIREMENTS. Vornado, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of Vornado's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and Vornado's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if Vornado disposes of any asset during its Recognition Period, Vornado will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Vornado timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Vornado does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Vornado intends to satisfy the annual distribution requirements.

     It is possible that Vornado, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Vornado. In the event that such timing differences occur, in order to meet the 95% distribution requirement, Vornado may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, Vornado may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Vornado's deduction for dividends paid for the earlier year. Thus, Vornado may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vornado will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  FAILURE TO QUALIFY

     If Vornado fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Vornado will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Vornado fails to qualify will not be deductible by Vornado nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Vornado will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Vornado would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON SHARES

  U.S. SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares or Preferred Shares ("Shares") who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any State, or (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     As long as Vornado qualifies as a REIT, distributions made by Vornado out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Shareholders that are corporations. Distributions made by Vornado that are properly designated by Vornado as capital gains dividends will be taxable to U.S. Shareholders as gain from the sale of a capital asset held for more than one year (to the extent that they do not exceed Vornado's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his shares. Thus, subject to certain limitations, capital gain dividends received by an individual U.S. Shareholder may be eligible for 20% or 25% capital gains rates of taxation. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that Vornado makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the Shares have been held as a capital asset). For purposes of determining the portion of distributions on separate classes of Shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Preferred Shares before being allocated to other distributions. Dividends authorized by Vornado in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Vornado and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Vornado on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of Vornado.

     For taxable years of Vornado beginning after August 5, 1997, U.S. Shareholders holding Shares at the close of Vornado's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of Vornado's taxable year falls, such amount as Vornado may designate in a written notice mailed to its Shareholders. Vornado may not designate amounts in excess of Vornado's undistributed net capital gain for the taxable year. Each U.S. Shareholder required to include such a designated amount in determining such Shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by Vornado in respect of such undistributed net capital gains. U.S. Shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have paid by such Shareholders. U.S. Shareholders will increase their basis in their Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.

     Distributions made by Vornado and gain arising from the sale or exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

     Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held by the U.S.

Shareholder as a capital asset, will be long-term gain or loss if such Shares have been held for more than one year. Long-term capital gain of an individual U.S. Shareholder is generally subject to a maximum tax rate of 20%. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares of Vornado that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from Vornado which were required to be treated as long-term capital gains.

     BACKUP WITHHOLDING. Vornado will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide Vornado with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the Shareholder's income tax liability. In addition, Vornado may be required to withhold a portion of capital gain distributions to any Shareholders who fail to certify their non-foreign status to Vornado.

     TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt Shareholder (except certain tax-exempt Shareholders described below) has not held its Shares as "debt financed property" within the meaning of the Code and such Shares are not otherwise used in a trade or business, the dividend income from Shares will not be UBTI to a tax-exempt Shareholder. Similarly, income from the sale of Shares will not constitute UBTI unless such tax-exempt Shareholder has held such Shares as "debt financed property" within the meaning of the Code or has used the Shares in a trade or business.

     For tax-exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in Vornado's Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as UBTI to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the equity interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (A) at least one qualified trust holds more than 25% (by value) of the interests in the REIT or (B) one or more qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as though the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. Vornado does not expect to be classified as a "pension-held REIT."

     Tax-exempt entities will be subject to the rules described above, under the heading "-- U.S. Shareholders" concerning the inclusion of Vornado's designated undistributed net capital gains in the income of its

Shareholders. Thus, such entities will be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

  NON-U.S. SHAREHOLDERS

     The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign Shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     ORDINARY DIVIDENDS. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by Vornado of U.S. real property interests (discussed below) and other than distributions designated by Vornado as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of Vornado. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the Shareholder is a foreign corporation). Vornado expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Vornado or the appropriate withholding agent or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or a successor form) with Vornado or the appropriate withholding agent claiming that the distributions are "effectively connected" income.

     Distributions to a Non-U.S. Shareholder that are designated by Vornado at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by Vornado of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

     RETURN OF CAPITAL. Distributions in excess of current and accumulated earnings and profits of Vornado, which are not treated as attributable to the gain from disposition by Vornado of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current accumulated earnings and profits of Vornado.

     CAPITAL GAIN DIVIDENDS. For any year in which Vornado qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Vornado is required by applicable Treasury regulations under FIRPTA to withhold 35% of any distribution that could be designated by Vornado as a capital gain dividend. However, if Vornado designates as a capital gain dividend a distribution made prior to the day Vornado actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, Vornado must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability.

     SALES OF SHARES. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Common Shares generally will not be taxed under FIRPTA if Vornado is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock is and was held directly or indirectly by foreign persons. Vornado believes that it is and will continue to be a "domestically controlled REIT, and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is treated as "effectively connected" with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

     If Vornado were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of Shares would be subject to tax under FIRPTA only if the selling Non-U.S. Shareholder owned more than 5% of the class of Shares sold at any time during a specified period (generally the shorter of the period that the Non-U.S. Shareholder owned the Shares sold or the five-year period ending on the date of disposition). If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such Shares would be required to withhold 10% of the gross purchase price.

     TREATY BENEFITS. Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Shareholders that are partnerships or entities that are similarly fiscally transparent for Federal income tax purposes, and persons holding Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

     Under recently issued Treasury regulations that are effective for payments made after December 31, 1999 (the "Withholding Regulations"), however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Withholding Regulations, in the case of Shares held by a foreign partnership, (x) the certification requirement would generally be applied to the partners in the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Withholding Regulations provide look-through rules in the case of tiered partnerships.

OTHER TAX CONSEQUENCES

     Vornado and its Shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vornado and its Shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective Shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vornado.

CONSIDERATIONS RELATING TO THE PLAN

  TAX CONSEQUENCES OF DISTRIBUTION REINVESTMENT

     In the case of Common Shares purchased by the Agent from Vornado on behalf of a participant in the dividend reinvestment plan, a participant will be treated for Federal income tax purposes as having received a distribution equal to the fair market value, as of the distribution date, of the Common Shares purchased with reinvested distributions. Accordingly, any discount which might be provided by Vornado in the future would be included as part of the distribution received. With respect to Common Shares purchased by the Agent in open market transactions or in negotiated transactions with third parties, the amount of the distribution received by a participant will include the fair market value of the Common Shares purchased with reinvested distributions. See "Taxation of Holders of Common Shares," above, regarding the consequences to holders of receiving distributions.

     A participant's tax basis in his or her Common Shares acquired under the dividend reinvestment plan will generally equal the total amount of distributions a participant is treated as receiving (as described above) plus any brokerage commissions paid by the participant. A participant's holding period in his or her Common Shares generally begins on the day following the date on which the Common Shares are credited to the participant's Plan account.

  ADMINISTRATIVE EXPENSES

     While the matter is not free from doubt, Vornado intends to take the position that administrative expenses of the Plan paid by Vornado are not constructive distributions to participants.

  TAX CONSEQUENCES OF DISPOSITIONS

     A participant may recognize a gain or loss upon receipt of a cash payment for a fractional Common Share credited to a Plan account. The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional Common Shares and the tax basis of those Common Shares. Generally, gain or loss recognized on the disposition of Common Shares acquired under the Plan will be treated for Federal income tax purposes as a capital gain or loss.

                              PLAN OF DISTRIBUTION

     Subject to the discussion below, newly issued Common Shares sold under the Plan are distributed directly by Vornado rather than through an underwriter, broker or dealer. There are no brokerage commissions or other fees charged to participants in the Plan in connection with their purchases of such newly issued Common Shares under the Plan. To the extent Common Shares are purchased in the open market by the Agent, brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid out of the total amount to be invested and therefore will be paid by the participants in the Plan on a pro rata basis.

     Under certain circumstances, certain participants in the Plan may be deemed to be "underwriters" within the meaning of the Securities Act and subject to obligations (including an obligation to deliver a prospectus) and liabilities thereunder. Common Shares purchased by such a participant may be sold in one or more transactions (which may include block transactions) on a relevant stock exchange or in the over-the-counter market, in negotiated transactions, through the writing of options on the stock (whether such options are listed on an options exchange or otherwise) or a combination of such methods of resale and at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices and any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participant and/or the purchasers of any such Common Shares. Any profit made on any such resale and commissions or concessions received by any such Participants maybe deemed to be underwriting compensation under the Securities Act.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference from Vornado's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, the statement of revenues and certain expenses of One Penn Plaza for the year ended December 31, 1996, incorporated in this Prospectus by reference to Vornado's Current Report on Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, the statement of revenues and certain expenses of 150 East 58th Street for the year ended December 31, 1996, incorporated in this Prospectus by reference to Vornado's Current Report, dated November 18, 1997 and filed with the Commission on February 3, 1998, the statement of revenues and certain expenses of 640 Fifth Avenue for the year ended December 31, 1996, incorporated in this Prospectus by reference to Vornado's Current Report on Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, the statement of revenues and certain expenses of 888 7th Avenue for the year ended December 31, 1997, incorporated in this Prospectus by reference to Vornado's Current Report on Form 8-K/A, dated April 20, 1998 and filed with the Commission on July 15, 1998, and the statement of revenues and certain expenses of 570 Lexington Company, L.P. for the year ended December 31, 1997, incorporated in this Prospectus by reference to Vornado's Current Report on Form 8-K/A, dated April 20, 1998 and filed with the Commission on July 15, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined statement of revenue and certain operating expenses of The Merchandise Mart Group of Properties for the year ended December 31, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement from Vornado's Current Report on Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998, and the combined statement of revenue and certain operating expenses of the Merchandise Group of Properties for the year ended December 31, 1997 incorporated by reference in this Prospectus and elsewhere in the Registration Statement from Vornado's Current Report on Form 8-K, dated April 1, 1998, as amended by Form 8-K/A, dated April 1, 1998 and filed with the Commission on April 9, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated statement of revenues and certain expenses of New York Equities Company and Subsidiary for the year ended September 30, 1997, incorporated in this Prospectus by reference to Vornado's Current Report on Form 8-K/A, dated April 20, 1998 and filed with the Commission on July 15, 1998, have been audited by Buchbinder Tunick & Company LLP, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Mendik Real Estate Limited Partnership and consolidated venture, as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, incorporated in this Prospectus by reference to Vornado's Current Report on Form 8-K, dated June 2, 1998 and filed with the Commission on August 12, 1998, have been audited by KPMG Peat Marwick LLP, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         VALIDITY OF THE COMMON SHARES

     The validity of the Common Shares issued hereunder will be passed upon for Vornado by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, Maryland counsel to Vornado.

                       SOURCES OF INFORMATION ON THE PLAN

     Authorization Forms, changes in name or address, notices of termination, requests for refunds of payments to purchase Common Shares, Common Share certificates or the sale of Common Shares held in the Plan should be directed to (and may be obtained from), and any other questions about the Plan should be directed to:

                           First Union National Bank
                           Dividend Reinvestment Unit
                        1525 West W.T. Harris Blvd., 3C3
                      Charlotte, North Carolina 28288-1153
                             Phone: 1-800-829-8432

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

SEC registration fee........................................  $ 32,073
Printing and engraving expenses.............................    50,000
Legal fees and disbursements................................    60,000
Accounting fees and disbursements...........................     5,000
Transfer Agent's and Depositary's fees and disbursements....    25,000
Blue Sky fees and expenses..................................     5,000
Miscellaneous (including listing fees)......................    10,000
                                                              --------
          Total.............................................  $187,073
                                                              ========

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     Title 8 ("Title 8") of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Vornado's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Title 8.

     Vornado's Declaration of Trust authorizes it to indemnify, and to pay or reimburse reasonable expenses to, as such expenses are incurred by, each trustee or officer (including any person who, while a trustee of Vornado, is or was serving at the request of Vornado as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a trustee, officer, employee or agent.

     Vornado's Bylaws require it to indemnify (a) any trustee or officer or any former trustee or officer (including, and without limitation, any individual who, while a trustee or officer and at the request of Vornado, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Vornado's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of such status upon Vornado's receipt of (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Vornado and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Vornado if it shall ultimately be determined that the applicable standard of conduct was not met. Vornado's Bylaws also (i) permit Vornado to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of Vornado in such capacity and to any employee or agent of Vornado or a predecessor of Vornado, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the "MGCL") for directors of Maryland corporations and (iii) permit Vornado to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

     Title 8 permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of Vornado pursuant to the foregoing provisions or otherwise, Vornado has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

     The Second Amended and Restated Agreement of Limited Partnership, dated as of October 20, 1997, as amended (the "Partnership Agreement"), of the Operating Partnership provides, generally, for the indemnification of an "Indemnitee" against losses, claims, damages, liabilities, expenses (including, without limitation, attorneys' fees and other legal fees and expenses), judgments, fines, settlements and other amounts that relate to the operations of the Operating Partnership unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For this purpose, the term "Indemnitee" includes
(i) any person made a party to a proceeding by reason of its status as (A) the general partner of the Operating Partnership, (B) a limited partner of the Operating Partnership or (C) an officer of the Operating Partnership or a trustee, officer or shareholder of Vornado and (ii) such other persons (including affiliates of Vornado or the Operating Partnership) as Vornado may designate from time to time in its discretion. Any such indemnification will be made only out of assets of the Operating Partnership, and in no event may an Indemnitee subject the limited partners of the Operating Partnership to personal liability by reason of the indemnification provisions in the Partnership Agreement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, trustees or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Operating Partnership has been advised that, in the opinion of the Commission, such indemnification is against public policy and, therefore, unenforceable. The Operating Partnership has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, trustees or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy and, therefore, unenforceable. The Company has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

ITEM 16.  EXHIBITS.

EXHIBIT
NO.                                  EXHIBIT
-------                              -------
  3.1      Amended and Restated Declaration of Trust of Vornado,
           amended April 3, 1997 (incorporated by reference to Exhibit
           3.1 of Vornado's Registration Statement on Form S-8 (File
           No. 333-29011), filed on June 12, 1997)
  3.2      Articles of Amendment of Declaration of Trust of Vornado
           Realty Trust, as filed with the State Department of
           Assessments and Taxation of Maryland on April 22, 1998
           (incorporated by reference to Exhibit 3.1 of Vornado's
           Current Report on Form 8-K (File No. 001-11954) dated April
           22, 1998, as filed with the Commission on April 28, 1998)
  3.3      By-laws of Vornado, as amended on April 28, 1997
           (incorporated by reference to Exhibit 3(b) of Vornado's
           Quarterly Report on Form 10-Q for the period ended March 31,
           1997 (File No. 001-11954), filed on May 14, 1997)
  3.4      Second Amended and Restated Agreement of Limited Partnership
           of the Operating Partnership, dated as of October 20, 1997
           (the "Partnership Agreement") (incorporated by reference to
           Exhibit 3.4 of Vornado's Annual Report on Form 10-K for the
           year ended December 31, 1997 (File No. 001-11954), filed on
           March 31, 1998)
  3.5      Amendment, dated as of December 16, 1997, to the Partnership
           Agreement (incorporated by reference to Exhibit 3.5 of
           Vornado's Annual Report on Form 10-K for the year ended
           December 31, 1997 (File No. 001-11954), filed on March 31,
           1998)
  3.6      Second Amendment, dated as of April 1, 1998, to the
           Partnership Agreement (incorporated by reference to Exhibit
           3.6 of Amendment No. 1 to Vornado's Registration Statement
           on Form S-3 (File No. 333-50095), filed on May 6, 1998)
  4.1      Specimen certificate representing Vornado's Common Shares of
           Beneficial Interest, par value $0.04 per share (incorporated by reference to Exhibit 4.1 of Amendment No. I to Vornado's
           Registration Statement on Form S-3 (File No. 33-62395),
           filed on October 26, 1995)
    5      Opinion of Ballard Spahr Andrews & Ingersoll, LLP
  8.1      Tax opinion of Sullivan & Cromwell
  8.2      Tax opinion of Shearman & Sterling
 23.1      Consents of Deloitte & Touche LLP
 23.2      Consents of Arthur Andersen LLP
 23.3      Consent of Buchbinder Tunick & Company LLP
 23.4      Consent of KPMG Peat Marwick LLP
 23.5      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as Exhibit 5)
 23.6      Consent of Sullivan & Cromwell (included in its opinion
           filed as Exhibit 8.1)
 23.7      Consent of Shearman & Sterling (included in its opinion
           filed as Exhibit 8.2)
 24.1      Powers of Attorney (Included in the signature page.)

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
        Section 5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it his reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saddle Brook and State of New Jersey, on September 21, 1998.

                                          VORNADO REALTY TRUST,
                                          a Maryland real estate investment
                                          trust

                                          By: /s/ STEVEN ROTH
                                            ------------------------------------
                                            Steven Roth
                                            Chairman of the Board of Trustees
                                            (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Roth, Michael D. Fascitelli, Joseph Macnow, and Irwin Goldberg, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every, act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----

                  /s/ STEVEN ROTH                    Chairman of the Board of        September 21, 1998
---------------------------------------------------    Trustees
                    Steven Roth                        (Principal Executive
                                                       Officer)

             /s/ MICHAEL D. FASCITELLI               President and Trustee           September 21, 1998
---------------------------------------------------
               Michael D. Fascitelli

               /s/ BERNARD H. MENDIK                 Co-Chairman of the Board of     September 21, 1998
---------------------------------------------------    Trustees and Chief Executive
                 Bernard H. Mendik                     Officer of the Mendik
                                                       Division

                /s/ IRWIN GOLDBERG                   Vice President -- Chief         September 21, 1998
---------------------------------------------------    Financial
                  Irwin Goldberg                       Officer (Principal Financial
                                                       and Accounting Officer)

               /s/ DAVID MANDELBAUM                  Trustee                         September 21, 1998
---------------------------------------------------
                 David Mandelbaum

                 /s/ STANLEY SIMON                   Trustee                         September 21, 1998
---------------------------------------------------
                   Stanley Simon

                /s/ RICHARD R. WEST                  Trustee                         September 21, 1998
---------------------------------------------------
                  Richard R. West

               /s/ RONALD G. TARGAN                  Trustee                         September 21, 1998
---------------------------------------------------
                 Ronald G. Targan

             /s/ RUSSELL B. WIGHT, JR.               Trustee                         September 21, 1998
---------------------------------------------------
               Russell B. Wight, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NO.                                  EXHIBIT
-------                              -------
  3.1      Amended and Restated Declaration of Trust of Vornado,
           amended April 3, 1997 (incorporated by reference to Exhibit
           3.1 of Vornado's Registration Statement on Form S-8 (File
           No. 333-29011), filed on June 12, 1997)
  3.2      Articles of Amendment of Declaration of Trust of Vornado
           Realty Trust, as filed with the State Department of
           Assessments and Taxation of Maryland on April 22, 1998
           (incorporated by reference to Exhibit 3.1 of Vornado's
           Current Report on Form 8-K (File No. 001-11954) dated April
           22, 1998, as filed with the Commission on April 28, 1998)
  3.3      By-laws of Vornado, as amended on April 28, 1997
           (incorporated by reference to Exhibit 3(b) of Vornado's
           Quarterly Report on Form 10-Q for the period ended March 31,
           1997 (File No. 001-11954), filed on May 14, 1997)
  3.4      Second Amended and Restated Agreement of Limited Partnership
           of the Operating Partnership, dated as of October 20, 1997
           (the "Partnership Agreement") (incorporated by reference to
           Exhibit 3.4 of Vornado's Annual Report on Form 10-K for the
           year ended December 31, 1997 (File No. 001-11954), filed on
           March 31, 1998)
  3.5      Amendment, dated as of December 16, 1997, to the Partnership
           Agreement (incorporated by reference to Exhibit 3.5 of
           Vornado's Annual Report on Form 10-K for the year ended
           December 31, 1997 (File No. 001-11954), filed on March 31,
           1998)
  3.6      Second Amendment, dated as of April 1, 1998, to the
           Partnership Agreement (incorporated by reference to Exhibit
           3.6 of Amendment No. 1 to Vornado's Registration Statement
           on Form S-3 (File No. 333-50095), filed on May 6, 1998)
  4.1      Specimen certificate representing Vornado's Common Shares of
           Beneficial Interest, par value $0.04 per share (incorporated by reference to Exhibit 4.1 of Amendment No. I to Vornado's
           Registration Statement on Form S-3 (File No. 33-62395),
           filed on October 26, 1995)
    5      Opinion of Ballard Spahr Andrews & Ingersoll, LLP
  8.1      Tax opinion of Sullivan & Cromwell
  8.2      Tax opinion of Shearman & Sterling
 23.1      Consents of Deloitte & Touche LLP
 23.2      Consents of Arthur Andersen LLP
 23.3      Consent of Buchbinder Tunick & Company LLP
 23.4      Consent of KPMG Peat Marwick LLP
 23.5      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as Exhibit 5)
 23.6      Consent of Sullivan & Cromwell (included in its opinion
           filed as Exhibit 8.1)
 23.7      Consent of Shearman & Sterling (included in its opinion
           filed as Exhibit 8.2)